Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the December 31, 2019 Quarter and Year

Company Release – 01/23/2020

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2019 of $2.6 million, or $0.14 per diluted share, compared to $2.8 million, or $0.15 per diluted share, for the three months ended December 31, 2018. Net income for the year ended December 31, 2019 was $10.8 million, or $0.60 per diluted share, compared to $9.3 million, or $0.50 per diluted share, for the year ended December 31, 2018. As a result of the completion of the second-step conversion and related stock offering, all historical share and per share information has been restated to reflect the 2.0212-to-one exchange ratio.

David Mansfield, CEO of The Provident Bank commented, “Our strong year-end financial performance is highlighted by the 20% increase in earnings per share over the previous year. These results were driven by our loan growth of 14.8%, a stable net interest margin and a low efficiency ratio. With the successful completion of our conversion from a mutual holding company to a full stock holding company, we have begun using the additional capital injection to execute on our strategic growth initiatives. On January 17, 2020, The Bank acquired United Bank’s legacy ResX Warehouse Lending Portfolio from People’s United Bank, N.A. The acquired loans have commitments of $180 million with outstanding balances of $73 million as of the acquisition date. This acquisition aligns well with our business profile and is a sound opportunity for the Bank to put its capital to immediate use.”

Net interest and dividend income before provision for loan losses increased by $1.7 million, or 17.6%, compared to the three months ended December 31, 2018, and increased by $6.3 million, or 16.9%, compared to the year ended December 31, 2018. The growth in net interest and dividend income this quarter over the prior year’s fourth quarter is primarily the result of an increase in our average interest earning assets of $169.7 million, or 19.4%, offset by a decrease in net interest margin of seven basis points to 4.43%. The growth in net interest income for the year ended December 31, 2019 compared to 2018 is primarily the result of an increase in average interest earning assets of $120.1 million, or 14.0%, and an increase of the net interest margin of 11 basis points to 4.44%.

Provisions for loan losses of $1.7 million were recognized for the three months ended December 31, 2019 compared to $614,000 for the same period in 2018. For the year ended December 31, 2019, $5.3 million of provisions were recognized compared to $3.3 million for the year ended December 31, 2018. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. We had $3.2 million in loan net charge-offs in 2019 compared to net charge-offs of $1.4 million in 2018. Charge-offs in 2019 primarily resulted from three commercial relationships that the Bank charged-off in the first six months of 2019 as well as net charge-offs totaling $922,000 from our consumer lending portfolio.

The allowance for loan losses as a percentage of total loans was 1.42% as of December 31, 2019 compared to 1.38% as of December 31, 2018. The allowance for loan losses as a percentage of non-performing loans was 237.6% as of December 31, 2019 compared to 186.55% as of December 31, 2018. Non-performing loans were $5.8 million, or 0.52% of total assets as of December 31, 2019, compared to $6.3 million, or 0.64% of total assets, as of December 31, 2018. The largest non-performing loan outstanding as of December 31, 2019 is a $1.9 million commercial and industrial loan with a specific reserve of $130,000. During the fourth quarter of 2019, a commercial real estate loan relationship with a total balance of $18.6 million became impaired due to insufficient cash flows to pay the debt. We expect to formally restructure this loan relationship, and based on a discounted cash flow calculation using the anticipated restructure terms, we established a specific reserve of $1.4 million for this relationship during the fourth quarter.

In 2011, the Bank joined the BancAlliance Network. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. During the year ended December 31, 2019, the Bank charged-off one commercial and industrial loan totaling $917,000 and accepted a short-sale of another loan, each of which was originated through the BancAlliance Network. The accepted short-sale resulted in a charge-off of $589,000 on a $1.2 million loan relationship. As of December 31, 2019, the Bank has seven BancAlliance loan relationships remaining totaling $8.4 million. Out of the seven relationships, four totaling $4.6 million are pass rated and three totaling $3.8 million are substandard. Included in our substandard loans is one relationship totaling $1.9 million that is on non-accrual status and deemed impaired. We have allocated specific reserves totaling $130,000 for this relationship. Our last BancAlliance loan origination was in February 2017 and at this time we are not anticipating originating any new loans through this network.

Noninterest income decreased $19,000, or 1.9%, and was $1.0 million for both of the three months ended December 31, 2019 and 2018. The decrease is primarily due to a decrease in other service charges and fees of $27,000, or 6.1%, partially offset by an increase of $9,000, or 2.5%, in customer service fees on deposit accounts. For the year ended December 31, 2019, noninterest income decreased $67,000, or 1.6%, to $4.1 million compared to $4.2 million for the year ended December 31, 2018. The decrease is primarily due to a decrease in other service charges and fees of $210,000, or 10.5%, partially offset by an increase of $113,000 in gains on sales of securities.

Noninterest expense increased $1.1 million, or 16.6%, to $7.5 million for the three months ended December 31, 2019 compared to $6.4 million for the three months ended December 31, 2018. The increase is primarily due to increases in salaries and employee benefits expense and other expense, partially offset by a decrease in professional fees. The increase of $979,000, or 23.2%, for the three months ended December 31, 2019 in salary and employee benefits was primarily due to an increased number of sales and operations positions compared to the same period in 2018 as well as our ESOP expense. ESOP expense increased $483,000 due to the acquisition of additional shares from our stock offering. The increase of $156,000, or 23.1%, in other expenses is primarily due to an increase in our telecommunication expenses from adding our new offices in Portsmouth and using a new system to connect our offices. The decrease of $201,000, or 54.0%, for the three months ended December 31, 2019 in professional fees was due to legal expenses incurred in 2018 related to certain subordinated lienholders that disputed the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. For the year ended December 31, 2019, noninterest expense increased $2.1 million, or 8.4%, to $27.6 million compared to $25.4 million for the year ended December 31, 2018. The primary increases for the year ended December 31, 2019 were salary and employee benefits expense, occupancy expense, marketing and other expense. The increase of $1.4 million, or 8.6%, for the year ended December 31, 2019 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2018 as well as increased ESOP expense of $459,000 due to the added shares from the stock offering. The increase of $235,000, or 13.6%, in occupancy expense for the year ended December 31, 2019 was primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in May 2019. The increase of $140,000, or 57.1% in marketing expense is primarily due to increased marketing in our new products and review of our website. The increase of $227,000, or 7.9%, in other expense was primarily due to telecommunications expense from adding our new offices in Portsmouth and using a new system to connect our offices.

As of December 31, 2019, total assets have increased $147.7 million, or 15.2%, to $1.1 billion compared to $974.1 million at December 31, 2018. The primary reasons for the increase are increases in net loans and cash and cash equivalents, partially offset by a decrease in investments in available-for-sale securities. Net loans increased $123.8 million, or 14.8%, to $959.3 million as of December 31, 2019 compared to $835.5 million at December 31, 2018. The increase in net loans was due to an increase in commercial loans of $90.0 million, or 24.9%, and an increase in commercial real estate loans of $53.5 million, or 14.7%, offset by a decrease of $11.7 million, or 20.3%, in residential real estate loans and a decrease of $7.1 million, or 35.7%, in consumer loans. The increase in cash and cash equivalents of $31.0 million, or 108.5%, resulted from the completion of our second-step conversion and related stock offering in October 2019. The decrease in investments in available-for-sale securities of $9.6 million, or 18.7%, resulted primarily from principal pay downs partially offset by an increase in the fair value of the securities.

Total liabilities increased $42.4 million, or 5.0%, due to increased deposits and operating lease liabilities, partially offset by a decrease in borrowings. Deposits were $850.0 million as of December 31, 2019, representing an increase of $81.8 million, or 10.7%, compared to December 31, 2018. The primary reasons for the increase in deposits was due to an increase in money market deposits of $41.1 million, or 17.9%, an increase in NOW and demand deposit of $37.4 million, or 11.3%, and an increase in savings accounts of $6.3 million, or 5.7%, partially offset by a decrease in certificate accounts of $3.0 million, or 3.1%. The increases in money markets, NOW and demand accounts are primarily due to our increased deposit initiative. The increase in savings accounts is primarily due to municipal deposits. The decrease in time deposits is primarily due to decreasing our brokered CD exposure. Operating lease liabilities were $3.9 million as of December 31, 2019 due to the adoption of ASU (Accounting Standards Update) No. 2016-02, Leases (Topic 842). This standard was effective January 1, 2019 and required us to recognize on our balance sheet our lease liabilities. Borrowings decreased $43.0 million, or 63.3%, to $25.0 million as of December 31, 2019 primarily due to the liquidity provided from the completion of our stock offering.

As of December 31, 2019, shareholders’ equity was $230.9 million compared to $125.6 million at December 31, 2018, representing an increase of $105.3 million, or 83.9%. The increase is primarily due to raising $91.6 million in capital due to our second-step conversion and related stock offering and net income of $10.8 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
(In thousands)	2019	2018
	(unaudited)
Assets
Cash and due from banks	$11,990	$10,941
Short-term investments	47,668	17,672
Cash and cash equivalents	59,658	28,613
Investments in available-for-sale securities (at fair value)	41,790	51,403
Federal Home Loan Bank stock, at cost	1,416	2,650
Loans, net	959,286	835,528
Bank owned life insurance	26,925	26,226
Premises and equipment, net	18,441	16,086
Other real estate owned	-	1,676
Accrued interest receivable	2,854	2,638
Deferred tax asset, net	7,242	6,437
Other assets	4,312	2,822
Total assets	$1,121,924	$974,079

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$222,088	$195,293
Interest-bearing	627,817	572,803
Total deposits	849,905	768,096
Borrowings	24,998	68,022
Operating lease liabilities	3,877	-
Other liabilities	12,211	12,377
Total liabilities	890,991	848,495
Shareholders' equity:
Preferred stock; $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, 2019: $0.01 par value: 100,000,000 shares authorized; 19,473,818 shares issued and outstanding; 2018: no par value, 100,000,000 shares authorized, 19,529,200 shares issued, 19,455,503 shares outstanding (1)	195	-
Additional paid-in capital	146,173	45,895
Retained earnings	94,160	83,351
Accumulated other comprehensive income (loss)	458	(255)
Unearned compensation - ESOP	(10,053)	(2,619)
Treasury stock: 0 and 73,697 shares at December 31, 2019 and 2018, respectively (1)	-	(788)
Total shareholders' equity	230,933	125,584
Total liabilities and shareholders' equity	$1,121,924	$974,079

(1) Share amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$12,883	$10,938	$49,693	$40,358
Interest and dividends on securities	319	413	1,549	1,669
Interest on short-term investments	160	26	296	313
Total interest and dividend income	13,362	11,377	51,538	42,340
Interest expense:
Interest on deposits	1,599	1,314	6,258	4,468
Interest on borrowings	189	223	1,890	745
Total interest expense	1,788	1,537	8,148	5,213
Net interest and dividend income	11,574	9,840	43,390	37,127
Provision for loan losses	1,677	614	5,326	3,329
Net interest and dividend income after provision for loan losses	9,897	9,226	38,064	33,798
Noninterest income:
Customer service fees on deposit accounts	363	354	1,452	1,435
Service charges and fees - other	415	442	1,783	1,993
Gain on sale of securities, net	-	-	113	-
Bank owned life insurance income	173	172	698	687
Other income	18	20	65	63
Total noninterest income	969	988	4,111	4,178
Noninterest expense:
Salaries and employee benefits	5,197	4,218	18,243	16,801
Occupancy expense	401	410	1,968	1,733
Equipment expense	124	110	444	471
Data processing	196	213	738	810
Marketing expense	146	77	385	245
Professional fees	171	372	1,210	1,223
Directors' compensation	184	153	741	620
Software depreciation and implementation	215	175	734	645
Other	832	676	3,093	2,866
Total noninterest expense	7,466	6,404	27,556	25,414
Income before income tax expense	3,400	3,810	14,619	12,562
Income tax expense	849	975	3,811	3,237
Net income	$2,551	$2,835	$10,808	$9,325

Earnings per share: (1)
Basic	$0.14	$0.15	$0.60	$0.50
Diluted	$0.14	$0.15	$0.60	$0.50

Weighted Average Shares: (1)
Basic	18,006,471	18,714,004	17,958,186	18,676,062
Diluted	18,135,220	18,876,858	18,066,968	18,809,926

(1) Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the
	months ended		year ended
	December 31,		December 31,
(unaudited)	2019	2018	2019	2018
Performance Ratios:
Return on average assets (1)	0.92%	1.22%	1.04%	1.03%
Return on average equity (1)	5.39%	9.16%	7.38%	7.75%
Interest rate spread (1) (3)	4.04%	4.17%	4.05%	4.05%
Net interest margin (1) (4)	4.43%	4.50%	4.44%	4.33%
Non-interest expense to average assets (1)	2.70%	2.76%	2.65%	2.80%
Efficiency ratio (5)	59.52%	59.14%	58.15%	61.53%
Average interest-earning assets to average interest-bearing liabilities	157.03%	147.07%	146.87%	146.01%
Average equity to average assets	17.12%	13.33%	14.08%	13.26%

	At	At
	December 31,	December 31,
(unaudited)	2019	2018
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.42%	1.38%
Allowance for loan losses as a percent of non-performing loans	237.60%	186.55%
Non-performing loans as a percent of total loans (2)	0.60%	0.74%
Non-performing loans as a percent of total assets	0.52%	0.64%
Non-performing assets as a percent of total assets (6)	0.52%	0.81%

(1)	Annualized where appropriate.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.